Exhibit 99.1

Match Group Reports Strong Q1 Revenue and Adjusted EBITDA Growth

Dallas, TX—May 3, 2016—Match Group (NASDAQ: MTCH) released first quarter 2016 financial results today and separately released an investor presentation which will be reviewed on the earnings conference call.  The presentation is available on the Investor Relations section of its website at http://ir.mtch.com.

“Match Group posted very strong revenue and Adjusted EBITDA growth in the first quarter, driven by exceptional growth at Tinder, solid performance of Meetic and Match, and the PlentyOfFish acquisition,” commented Greg Blatt, Chairman and CEO of Match Group. “We expect solid year over year performance throughout the balance of 2016.”

Q1 2016 SUMMARY

•                  Adjusted EBITDA nearly doubled over the prior year to $64.6 million

•                  Revenue grew 21%, led by 24% revenue growth at Dating

•                  Average PMC grew 36% to 5.1 million

•                  Tinder surpassed 1 million PMC as of the end of the quarter and successfully launched its first à la carte paid feature

•                  ARPPU declined 10% and Sales and Marketing as a percentage of revenue declined from 48% to 40%, driven primarily by the acquisition of PlentyOfFish and fast growth at Tinder

•                  Free Cash Flow nearly doubled to $68.5 million, while operating cash flow increased 88% to $75.0 million

(in thousands, except EPS and ARPPU)	Q1 2016	Q1 2015	Growth
Total Revenue	$285,283	$235,069	21%
Total Dating Revenue	260,401	210,147	24%
Adjusted EBITDA	64,586	33,250	94%
Adjusted Net Income	28,226	21,677	30%
Adjusted EPS	$0.11	$0.13	-18%
Operating Income	29,188	27,040	8%
Net Income	7,152	26,206	-73%
GAAP Diluted EPS	$0.03	$0.16	-83%
Average PMC	5,083	3,732	36%
ARPPU	$0.54	$0.60	-10%

See reconciliations of GAAP to non-GAAP measures beginning on page 11.

•                  Operating income was up 8%, reflecting the strong Adjusted EBITDA growth, partially offset by:

•                  a $3.2 million increase in the amount of contingent consideration expected to be paid in connection with the Eureka acquisition, the performance of which is exceeding expectations, compared to an $11.0 million reduction in the amount of contingent consideration expected to be paid in connection with the 2013 acquisition of Twoo, which was reflected in Q1 2015;

•                  an additional $11.2 million of stock based compensation, about half of which reflects an ongoing increase in expense burden driven by new grants and the remainder of which reflects modification charges and certain awards we don’t expect to be of a recurring nature; and

•                  an additional $4.4 million intangible asset amortization in the current year driven by the acquisitions of Eureka and PlentyOfFish.

•                  Adjusted Net Income increased 30% as a result of the increase in Adjusted EBITDA discussed above, offset by $18.3 million of additional interest expense in the current year resulting from our November 2015 financings.

•                  Adjusted EPS declined 18% as a result of a 59% increase in the adjusted weighted average shares outstanding for the quarter driven primarily by our initial public offering in November 2015.

Revenue

(in thousands)	Q1 2016	Q1 2015	Growth
Direct Revenue:
North America	$164,382	$138,522	19%
International	84,646	63,364	34%
Total Direct Revenue	249,028	201,886	23%
Indirect Revenue	11,373	8,261	38%
Dating Revenue	260,401	210,147	24%
Non-dating Revenue	24,882	24,922	0%
Total Revenue	$285,283	$235,069	21%

Revenue growth of 24% at Dating was led by strong contributions from Tinder and PlentyOfFish. Non-dating revenue was flat at $24.9 million, beneath our expectations due primarily to lower than expected SAT test preparation course volume, which we believe continues to result from recent changes to the exam format.

(in thousands)	Reported Revenue	Constant Currency Adjustment	Adjusted Revenue	Adjusted Growth
Direct Revenue:
North America	$164,382	$—	$164,382	19%
International	84,646	3,880	88,526	40%
Total Direct Revenue	249,028	3,880	252,908	25%
Indirect Revenue	11,373	389	11,762	42%
Dating Revenue	260,401	4,269	264,670	26%
Non-dating Revenue	24,882	—	24,882	0%
Total Revenue	$285,283	$4,269	$289,552	23%

Excluding the impact of foreign exchange in the current period, Match Group revenue would have increased 23% to $289.6 million and Dating revenue would have increased by 26%. Acquisition-related deferred revenue write-offs were $3.8 million for the quarter and primarily relate to the acquisition of PlentyOfFish in Q4 2015.

Dating Average PMC

(in thousands)	Q1 2016	Q1 2015	Growth
Total Average PMC:
North America	3,221	2,553	26%
International	1,862	1,179	58%
Total	5,083	3,732	36%

Average PMC increased 36% to 5.1 million compared to 3.7 million for the year ago quarter, driven primarily by growth at Tinder and the acquisition of PlentyOfFish.

Dating ARPPU

	Q1 2016	Q1 2015	Growth
Total ARPPU:
North America	$0.56	$0.60	-7%
International	$0.50	$0.60	-16%
Total	$0.54	$0.60	-10%

ARPPU was $0.54 for the first quarter of 2016, compared to $0.60 in the year ago quarter, driven primarily by growth at Tinder and the acquisition of PlentyOfFish. Excluding the effects of foreign exchange, ARPPU declined 9%.

	Reported ARPPU	Constant Currency Adjustment	Adjusted ARPPU	Adjusted Growth

North America	$0.56	$0.00	$0.56	-7%
International	$0.50	$0.02	$0.52	-13%
Total	$0.54	$0.01	$0.55	-9%

Operating Costs and Expenses

(in thousands)	Q1 2016	% of Revenue	Q1 2015	% of Revenue	Growth

Cost of revenue	$53,677	19%	$38,953	17%	38%
Selling and marketing expense	113,495	40%	111,965	48%	1%
General and administrative expense	51,321	18%	29,738	13%	73%
Product development expense	22,863	8%	16,451	7%	39%
Depreciation	6,487	2%	7,045	3%	-8%
Amortization of intangibles	8,252	3%	3,877	2%	113%
Total operating costs and expenses	$256,095	90%	$208,029	88%	23%

Operating expenses increased 23% to $256.1 million compared to $208.0 million for the year ago quarter. This increase includes:

•                  a $3.2 million increase in the amount of contingent consideration expected to be paid in connection with the Eureka acquisition, the performance of which is exceeding expectations, compared to an $11.0 million reduction in the amount of contingent consideration expected to be paid in connection with the 2013 acquisition of Twoo, which was reflected in Q1 2015; and

•                  an additional $11.2 million of stock-based compensation, about half of which reflects an ongoing increase in expense burden driven by new grants and the remainder of which reflects modification charges and certain awards we don’t expect to be of a recurring nature.

Operating expenses also includes $2.1 million of costs related to the consolidation and streamlining of our technology systems and European operations compared to $3.3 million in Q1 2015.

Adjusted EBITDA

(in thousands)	Q1 2016	Q1 2015	Growth

Dating Adjusted EBITDA	$67,274	$37,864	78%
Non-dating Adjusted EBITDA	(2,688)	(4,614)	42%
Total Match Group Adjusted EBITDA	$64,586	$33,250	94%
Dating Adjusted EBITDA Margin	26%	18%	7.8	pts
Total Match Group Adjusted EBITDA Margin	23%	14%	8.5	pts

Adjusted EBITDA increased 94% due primarily to the higher revenue and a decrease in sales and marketing expenses as a percentage of revenue as our sales mix continues to shift towards brands with lower marketing spend, as well as narrowing losses at our Non-dating business.  Additionally, costs incurred related to the consolidation and streamlining of our technology systems and European operations were $2.1 million, a decline of $1.2 million compared to Q1 2015. As a result of these changes, Dating Adjusted EBITDA margin increased to 26% from 18% in the prior year, while total Match Group Adjusted EBITDA margin increased to 23% compared to 14% in the prior year.

OTHER ITEMS

Interest expense in the quarter was $20.4 million, consisting primarily of interest costs associated with the Company’s term loan and senior notes, as well as commitment fees on its revolving credit facility.

The effective tax rates in Q1 2016 and Q1 2015 were 42% and 24%, respectively. In Q1 2016, the effective rate was higher than the statutory rate of 35% due primarily to the non-deductible losses on contingent consideration fair value adjustments, partially offset by foreign income taxed at lower rates.  In Q1 2015, the effective rate was lower than the statutory rate of 35% due primarily to the non-taxable gain on contingent consideration fair value adjustments.  The effective tax rates for Adjusted Net Income in Q1 2016 and Q1 2015 were 31% and 36%, respectively.  The Q1 2016 effective tax rate for Adjusted Net Income is lower than the prior year primarily due to an increase in foreign income taxed at lower rates.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2016, Match Group had 248.9 million common and class B common shares outstanding.

As of March 31, 2016, the Company had $147.5 million in cash and cash equivalents and marketable securities.  Additionally, the Company had $1.2 billion of long-term debt ($40 million matures in the next twelve months).  Match Group has a $500 million revolving credit facility.  The credit facility was undrawn as of March 31, 2016 and currently remains undrawn.

As of March 31, 2016, IAC’s ownership interest and voting interest in Match Group were 84.6% and 98.2%, respectively.

DILUTIVE SECURITIES

Match Group has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

	As of 4/29/2016	Dilution at:

Share Price	$11.40	$12.00	$13.00	$14.00	$15.00

Absolute Shares as of 4/29/16	248.9	248.9	248.9	248.9	248.9

Vested Options & Awards
Subsidiary Equity Plans	11.5	11.0	10.1	9.4	8.8
Match Options	1.4	1.7	2.0	2.3	2.6
IAC Equity	0.1	0.1	0.1	0.1	0.1
Total Dilution- Vested Options & Awards	13.1	12.7	12.2	11.8	11.5

Unvested Options & Awards
Subsidiary Equity Plans	5.7	5.4	5.0	4.6	4.3
Match Options	0.4	0.7	1.2	1.7	2.3
Match RSUs	0.3	0.4	0.4	0.5	0.5
IAC Equity	0.2	0.2	0.1	0.1	0.1
Total Dilution- Unvested Options & Awards	6.6	6.6	6.8	6.9	7.2

Total Dilution	19.7	19.4	19.0	18.7	18.7
% Dilution	7.3%	7.2%	7.1%	7.0%	7.0%
Total Diluted Shares Outstanding	268.6	268.3	267.9	267.6	267.6

The dilution calculation above assumes that all exercise proceeds from Match Group options, and all expected tax benefits associated with the vesting or exercise of all awards, are used to purchase Match Group shares at the time of such vesting or exercise (as the case may be), whether or not such repurchases actually occur.  This methodology differs from the treasury stock method used for GAAP because it: (i) excludes from the assumed proceeds the impact of future non-cash compensation of all unvested stock-based awards; (ii) includes in assumed proceeds the entire tax benefit received upon the exercise of options or the vesting of restricted and performance-based stock awards rather than only the excess tax benefit; and (iii) includes the shares related to performance- and market-based awards that are considered probable of vesting, if dilutive. This reflects the way the Company’s management generally thinks about dilution and we believe it is the best reflection of the true economic costs of our equity compensation programs. We present dilution in this precise way for the first time here.

The Subsidiary Equity Plans line item includes stock options, stock appreciation rights and warrants denominated in the equity of Tinder and The Princeton Review. These awards will ultimately be settled by granting shares of our common stock to the holders of the awards equal in value at the time of exercise to the spread on the awards.  The IAC equity awards represent options, restricted stock units, and performance-based stock units denominated in the shares of IAC which were issued to employees of Match Group prior to our public offering. When exercised, IAC will settle the awards with shares of IAC and Match Group will issue additional shares to IAC as compensation. The number of common shares reflected in the dilution table above reflects the current market price of IAC and our estimates of the fair value of Tinder and The Princeton Review, each at various market prices of our common stock.   The number of shares of our common stock ultimately required to settle these awards will fluctuate from the number of shares reflected in the table above based upon changes in our stock price, changes in IAC’s stock price, and any differences between the estimates of fair value of Tinder and The Princeton Review used to compute dilution in the table above and the ultimate fair values of these businesses determined in connection with any future liquidity events related to the associated equity awards.

CONFERENCE CALL

Match Group will audiocast a conference call to answer questions regarding its first quarter financial results on Wednesday, May 4, 2016 at 8:30 a.m. Eastern Time.  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Match Group’s business.  The live audiocast will be open to the public at, and the investor’s presentation reviewing the results has been posted on, http://ir.mtch.com.

GAAP FINANCIAL STATEMENTS

MATCH GROUP CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

(in thousands except per share amounts)

	Three Months Ended March 31,
	2016	2015

Revenue	$285,283	$235,069
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	53,677	38,953
Selling and marketing expense	113,495	111,965
General and administrative expense	51,321	29,738
Product development expense	22,863	16,451
Depreciation	6,487	7,045
Amortization of intangibles	8,252	3,877
Total operating costs and expenses	256,095	208,029

Operating income	29,188	27,040

Interest expense - third party	(20,431)	—
Interest expense - related party	—	(2,179)
Other income, net	3,607	9,307
Earnings before income taxes	12,364	34,168
Income tax provision	(5,145)	(8,288)
Net earnings	7,219	25,880
Net (earnings) loss attributable to noncontrolling interests	(67)	326
Net earnings attributable to Match Group, Inc. shareholders	$7,152	$26,206

Per share information attributable to Match Group, Inc. shareholders:
Basic earnings per share	$0.03	$0.16
Diluted earnings per share	$0.03	$0.16

Basic shares outstanding	248,444	161,130
Diluted shares outstanding	268,099	168,928

Stock-based compensation expense by function:
Cost of revenue	$402	$86
Selling and marketing expense	938	933
General and administrative expense	10,197	4,253
Product development expense	5,961	1,027
Total stock-based compensation expense	$17,498	$6,299

MATCH GROUP CONSOLIDATED BALANCE SHEET

($ in thousands)

	March 31,	December 31,
	2016	2015
ASSETS

Cash and cash equivalents	$135,898	$88,173
Marketable securities	11,622	11,622
Accounts receivable, net	68,975	65,851
Other current assets	40,395	39,049
Total current assets	256,890	204,695

Property and equipment, net	50,807	48,067
Goodwill	1,301,880	1,292,775
Intangible assets, net	271,017	276,408
Long-term investments	54,855	55,569
Other non-current assets	29,435	31,878
TOTAL ASSETS	$1,964,884	$1,909,392

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current portion of long-term debt	$40,000	$40,000
Accounts payable	28,827	25,767
Deferred revenue	191,553	169,321
Accrued expenses and other current liabilities	122,418	118,556
Total current liabilities	382,798	353,644

Long-term debt, net of current maturities	1,167,897	1,176,871
Income taxes payable	9,325	9,670
Deferred income taxes	35,472	34,947
Other long-term liabilities	55,886	49,542

Redeemable noncontrolling interests	5,971	5,907

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Total Match Group, Inc. shareholders’ equity	307,535	278,811
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,964,884	$1,909,392

MATCH GROUP CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS

($ in thousands)

	Three Months Ended March 31,
	2016	2015

Cash flows from operating activities:
Net earnings	$7,219	$25,880
Adjustments to reconcile earnings to net cash provided by operating activities:
Stock-based compensation expense	17,498	6,299
Depreciation	6,487	7,045
Amortization of intangibles	8,252	3,877
Excess tax benefits from stock-based awards	(4,044)	(12,835)
Deferred income taxes	(159)	595
Acquisition-related contingent consideration fair value adjustments	3,161	(11,011)
Other adjustments, net	(242)	(11,078)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(2,234)	(8,317)
Other assets	(1,792)	(1,968)
Accounts payable and accrued expenses and other current liabilities	20,617	19,402
Income taxes payable	(707)	4,588
Deferred revenue	20,911	17,487
Net cash provided by operating activities	74,967	39,964
Cash flows from investing activities:
Acquisitions, net of cash acquired	(2,252)	(3,809)
Capital expenditures	(6,467)	(4,344)
Other, net	4,250	(405)
Net cash used in investing activities	(4,469)	(8,558)
Cash flows from financing activities:
Principal payment on long-term debt	(10,000)	—
Issuance of common stock pursuant to stock-based awards, net of withholding taxes	(4,453)	—
Excess tax benefits from stock-based awards	4,044	12,835
Transfers to IAC	—	(45,862)
Purchase of noncontrolling interests	—	(308)
Other, net	(12,180)	—
Net cash used in financing activities	(22,589)	(33,335)
Effect of exchange rate changes on cash and cash equivalents	(184)	(6,016)
Net increase (decrease) in cash and cash equivalents	47,725	(7,945)
Cash and cash equivalents at beginning of period	88,173	127,630
Cash and cash equivalents at end of period	$135,898	$119,685

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

MATCH GROUP RECONCILIATION OF OPERATING CASH FLOW TO FREE CASH FLOW

($ in millions; rounding differences may occur)

	Three Months Ended March 31,
	2016	2015
Net cash provided by operating activities	$75.0	$40.0
Capital expenditures	(6.5)	(4.3)
Free Cash Flow	$68.5	$35.6

For the three months ended March 31, 2016, consolidated Free Cash Flow increased $32.9 million due primarily to higher Adjusted EBITDA and increased deferred revenue.

MATCH GROUP RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(in thousands except per share amounts)

	Three Months Ended March 31,
	2016	2015
Net earnings attributable to Match Group, Inc. shareholders	$7,152	$26,206
Stock-based compensation expense	17,498	6,299
Amortization of intangibles	8,252	3,877
Acquisition-related contingent consideration fair value adjustments	3,161	(11,011)
Impact of income taxes and noncontrolling interests	(7,837)	(3,694)
Adjusted Net Income	$28,226	$21,677

GAAP Basic weighted average shares outstanding	248,444	161,130
Options and RSUs, treasury method	19,655	7,798
GAAP Diluted weighted average shares outstanding	268,099	168,928
Impact of RSUs and other	656	153
Adjusted EPS weighted average shares outstanding	268,755	169,081

GAAP Diluted earnings per share	$0.03	$0.16

Adjusted EPS	$0.11	$0.13

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding, including performance-based RSUs outstanding that the Company believes are probable of vesting.  For GAAP diluted EPS purposes, RSUs, including performance-based RSUs for which the performance criteria have been met, are included on a treasury method basis.

MATCH GROUP RECONCILIATION OF SEGMENT NON-GAAP MEASURE TO GAAP MEASURE

($ in millions; rounding differences may occur)

	For the three months ended March 31, 2016
	Adjusted EBITDA	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Operating income (loss)
Dating	$67.3	$(17.4)	$(5.8)	$(6.7)	$(3.2)	$34.2
Non-dating	(2.7)	(0.1)	(0.7)	(1.5)	—	(5.0)
Total	$64.6	$(17.5)	$(6.5)	$(8.3)	$(3.2)	$29.2

	For the three months ended March 31, 2015
	Adjusted EBITDA	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Operating income (loss)
Dating	$37.9	$(6.0)	$(4.6)	$(2.2)	$11.0	$36.1
Non-dating	(4.6)	(0.3)	(2.5)	(1.7)	—	(9.0)
Total	$33.3	$(6.3)	$(7.0)	$(3.9)	$11.0	$27.0

MATCH GROUP’S PRINCIPLES OF FINANCIAL REPORTING

Match Group reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP.  These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated.  We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.  We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.  We believe Adjusted EBITDA is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments.  The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, and we believe that by excluding these items, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business, from which capital investments are made and debt is serviced.  Adjusted EBITDA has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to Match Group Inc. shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) stock-based compensation expense, and (2) acquisition-related items consisting of (i) amortization of intangibles and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.  We believe Adjusted Net Income is useful to investors because it represents Match Group’s consolidated results taking into account depreciation, which management believes is an ongoing cost of doing business, as well as other charges that are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting.  This differs from the GAAP method for including RSUs, which are treated on a treasury method, and performance-based RSUs, which are included for GAAP purposes only to the extent the performance criteria have been met (assuming the end of the reporting period is the end of the contingency period).  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Match Group’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges, which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.  Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational.  Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants of stock options, RSUs, and performance-based RSUs.  These expenses are not paid in cash.  We view the true cost of stock options, RSUs and performance-based RSUs as the dilution to our share base, and such awards are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS.  Upon the exercise of certain stock options and vesting of RSUs and performance-based RSUs, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax-withholding amount from its current funds.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses.  At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, content, trade names, technology and franchise rights, are valued and amortized over their estimated lives.  Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value.  These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or ongoing costs of doing business.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes.  In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events.  We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Adjusted EBITDA and Adjusted EPS.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on May 4, 2016, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends and other similar matters.  These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: competition, our ability to maintain user rates on our higher monetizing dating products, our ability to attract users to our dating products through cost-effective marketing and related efforts, foreign currency exchange rate fluctuations, our ability to distribute our dating products through third parties and offset related fees, the integrity and scalability of our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to  protect our systems from cyberattacks and to protect personal and confidential user information, risks relating to certain of our international operations and acquisitions and certain risks relating to our relationship with IAC/InterActiveCorp, among other risks. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this press release.  Match Group does not undertake to update these forward-looking statements.

About Match Group

Match Group (NASDAQ: MTCH) is the world’s leading provider of dating products.  We operate a portfolio of over 45 brands, including Match, OkCupid, PlentyOfFish, Tinder, Meetic, Twoo, OurTime, BlackPeopleMeet and FriendScout24, each designed to increase our users’ likelihood of finding a romantic connection.  Through our portfolio of trusted brands, we provide tailored products to meet the varying preferences of our users.  We currently offer our dating products in 38 languages across more than 190 countries.  In addition to our dating business, we also operate The Princeton Review, which provides a variety of test preparation, academic tutoring and college counseling services.

Contact Us

Gary Swidler

Chief Financial Officer

Match Group

(212) 314-7210

Isabelle Weisman

Corporate Communications

IAC

(212) 314-7361

Match Group

8300 Douglas Ave., Dallas, TX  75225, (214) 576-9352 http://mtch.com

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